[Letterhead of Sutherland Asbill & Brennan LLP]

April 29, 2008

Country Investors Life Assurance Company

1701 N. Towanda Avenue

Bloomington, IL 61702-2000

Re:	Country Investors Variable Annuity Account (File No. 333-104424)

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 7 to the Registration Statement on Form N-4 for Country Investors Variable Annuity Account (File No. 333-104424). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

/s/ Thomas E. Bisset
Thomas E. Bisset